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                        SECURITIES AND EXCHANGE COMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) March 20, 2001

                           LIFE FINANCIAL CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


         DELAWARE                      0-22193                   33-0743196
(STATE OR OTHER JURISDICTION     (COMMISSION FILE NO.)         (IRS EMPLOYER
     OF INCORPORATION)                                       IDENTIFICATION NO.)

               10540 MAGNOLIA AVENUE, SUITE B, RIVERSIDE, CA 92505 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE) (ZIP CODE)

                                 (909) 637-4000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                 Not Applicable
          (Former Name or Former Address, If Changed Since Last Report)


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ITEM 5. OTHER EVENTS

On March 22, 2001 LIFE Bank, F.S.B. (the "Bank"'), a wholly owned subsidiary of LIFE Financial Corporation (the "Company"), stipulated to the issuance of a Prompt Corrective Action Directive (the "PCA Directive") by the Office of Thrift Supervision (the "OTS"). On March 20, 2001, NASDAQ notified the Company that the Company's common stock has failed to maintain a minimum market value of public float of $5,000,000 over the last 30 consecutive trading days. The Company also announced the restatement of its results of operations for the quarter and year ended December 31, 2000.

The PCA Directive requires the Bank to raise sufficient capital to achieve total risk-based capital of 8.0%; Tier 1 risk-based capital of 4.0%; and a leverage ratio of 4.0% by June 30, 2001 or to be recapitalized by merging or being acquired prior to September 30, 2001 among other things. In addition, the Bank is subject to other prompt corrective action provisions including limitations on capital distributions, restrictions on the payment of management fees, asset growth, acquisitions, branching, and new lines of business, senior executive officers' compensation, and on other activities. The Bank must also restrict the rates the Bank pays on deposits to the prevailing rates of interest on deposits of comparable amounts and maturities in the region where the Bank is located. The Bank is prohibited from entering into any material transaction other than in the normal course of business without the prior consent of the OTS.

The NASDAQ notification stated the Company has until June 18, 2001 to regain compliance with the minimum market value of public float rule. If at anytime before June 18, 2001, the market value of the public float of the Company's common stock is at least $5,000,000 for a minimum of 10 consecutive trading days the NASDAQ staff will make a determination as to compliance with the rule. If the Company is unable to demonstrate compliance with the rule on or before June 18, 2001, or has not submitted an application to transfer to The NASDAQ SmallCap Market, NASDAQ will provide the Company with written notification that its securities will be delisted. At that time the Company may appeal the decision to a NASDAQ Listing Qualifications Panel. The Company previously disclosed it had been notified on January 5, 2001 by NASDAQ that the Company's common stock had failed to maintain a minimum bid of $1 for 30 consecutive business days and that it had until April 5, 2001 to attain compliance with the minimum bid rule. At that time the Company may appeal the decision to a NASDAQ Listing Qualifications Panel. The Company may be delisted for failure to maintain compliance with the minimum bid rule as well as the minimum market value of public float rule.

On January 29, 2001 the Company announced its fourth quarter and year-end results for 2000. Due to events subsequent to that date, the Company is restating its fourth quarter and year end results. The fourth quarter of 2000 loss is $6.1 million, or ($.92) per basic and diluted share, compared with a loss of

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$21.3 million, or ($3.23) per basic and diluted share for the quarter ended
December 31, 1999. The fourth quarter loss included a $2.2 million provision for loan losses, a $5.4 million write-down of the Bank's Participation Contract and a $2.2 million provision for income taxes. The net loss for the year ended December 31, 2000 is $18.0 million, or ($2.70) per basic and diluted share, compared to net loss of $17.8 million, or ($2.71) per basic and diluted share, for the year ended December 31, 1999.

The restatement of the fourth quarter loss and the loss for the year ended December 31, 2000 resulted in part from an OTS field review of the Bank's valuation of the Participation Contract during the first quarter of 2001. The OTS field review was conducted in conjunction with the February 16, 2001 notification of their intent to issue a Prompt Corrective Action Directive. The proposed PCA Directive included a requirement to sell or otherwise dispose of the Bank's Participation Contract by March 31, 2001. During the OTS field review, the OTS made recommendations regarding the assumptions used to value the Participation Contract and has removed the requirement to dispose of the asset from the PCA Directive. Additionally, the Bank will limit the Participation Contract to 25% of Tier 1 capital consistent with the proposed capital rule changes for the treatment of residual interests as published by the regulatory agencies on September 27, 2000. The Bank has increased the discount rate from 20% to 40% to value its interest in the Participation Contract, which in part decreased the valuation by $5.4 million.



ITEM 7. EXHIBITS

         1 Stipulation and consent to issuance of Prompt Corrective Action Directive

         2   Prompt Corrective Action Directive

         3   Press release dated March 22, 2001 SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       LIFE FINANCIAL CORPORATION


                                       By:   /s/   STEVEN R. GARDNER
                                           -----------------------------------
                                           Steven R. Gardner
                                           President and Chief Executive Officer
                                           March 22, 2001


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